We consent to the incorporation by reference in the Registration Statements (No.333-11472 and No. 333-113641) on Forms S-8 of MDI, Inc. of our report dated March 31, 2008 relating to our audit of the consolidated financial statements of MDI, Inc. for the year ended December 31, 2007, which is incorporated in this Annual Report on Form 10-K of MDI, Inc. for the year ended December 31, 2008.

/s/ Padgett, Stratemann & Co., L.L.P.
Padgett, Stratemann & Co., L.L.P.

San Antonio, Texas
March 25, 2009